EXHIBIT 99.1

July 5, 2006

CHILCO RIVER HOLDINGS INC. ANNOUNCES STOCK SPLIT

CHILCO RIVER HOLDINGS INC. (OTCBB:CRVH) is pleased to announce that the Board of Directors has approved a two (2) to one (1) forward stock split by way of a share dividend on the issued and outstanding shares of the Corporation’s common stock. The Corporation will issue to each of its shareholders one share of common stock for each share of outstanding common stock held by such shareholder on the record date of July 5, 2006 at 5:00 p.m. Eastern Daylight Saving Time (the “Record Date”). Immediately prior to the stock dividend, the Company had 21,841,000 shares of common stock issued and outstanding. After giving effect to the stock dividend, the Company will have 43,682,000 shares of common stock issued and outstanding.

About Chilco River Holdings Inc.

Chilco River Holdings Inc. owns and operates the Bruce Hotel and Casino in Lima, Peru. The Bruce Hotel and Casino is a “destination” hotel and casino location for visitors traveling to the Republic of Peru. The Bruce Hotel and Casino business consists of a hotel, restaurants, and gaming casino. For additional information please visit www.chilcoriverholdings.com.

CHILCO RIVER HOLDINGS INC. By: /s/ Tom Liu ______________________________ Tom Liu Chief Executive Officer